EXHIBIT 5.1

May 17, 2005

Brillian Corporation
1600 N. Desert Drive
Tempe, AZ 85281-1230

Re:	Registration Statement on Form S-3
Brillian Corporation

Ladies and Gentlemen:

     We have acted as legal counsel to Brillian Corporation, an Arizona corporation (the “Company”), in connection with the Registration Statement on Form S-3 described herein (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about May 17, 2005 under the Securities Act of 1933, as amended. The Registration Statement relates to the resale of the following shares of the Company’s common stock, par value $0.01 per share: (a) 1,592,357 shares issuable upon the conversion of convertible notes (the “Note Shares”); and (b) 1,742,357 shares issuable upon the exercise of warrants (the “Warrant Shares”). Upon issuance, the Note Shares and Warrant Shares may be sold from time to time by certain of the Company’s stockholders (the “Selling Stockholders”).

     With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, of the Registration Statement and such other corporate records of the Company, agreements and other instruments, and certificates of public officials and officers of the Company, as we have deemed necessary as a basis for the opinion hereinafter expressed. As to various questions of fact material to such opinions, we have, where relevant facts were not independently established, relied upon statements of officers of the Company.

     Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that (a) the Note Shares and the Warrant Shares have been lawfully and duly authorized; (b) the Note Shares, when issued upon conversion in accordance with the respective convertible notes, will be validly issued, fully paid, and nonassessable; and (c) the Warrant Shares, when issued upon exercise in accordance with the respective warrants, will be validly issued, fully paid, and nonassessable.

     For purposes of our opinion, we have assumed the payment by the Selling Stockholders of the full amount of the exercise price due from them to the Company upon exercise of the warrants. For purposes of our opinion, we also have assumed that the Company has paid all taxes, penalties, and interest which are due and owing to the state of Delaware.

     We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Delaware. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

ALBANY

AMSTERDAM

ATLANTA

BOCA RATON

BOSTON

CHICAGO

DALLAS

DELAWARE

DENVER

FORT LAUDERDALE

LOS ANGELES

MIAMI

NEW JERSEY

NEW YORK

ORANGE COUNTY, CA

ORLANDO

SILICON VALLEY

PHILADELPHIA

PHOENIX

TALLAHASSEE

TYSONS CORNER

WASHINGTON, D.C.

WEST PALM BEACH

ZURICH

www.gtlaw.com

Greenberg Traurig, LLP | Attorneys at Law | 2375 East Camelback Road, Suite 700 | Phoenix, Arizona 85016 | Tel. 602.445.8000 | Fax 602.445.8100

Brillian Corporation
May 17, 2005

     We hereby expressly consent to any reference to our firm in the Registration Statement, to the inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Greenberg Traurig LLP

Greenberg Traurig, LLP